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                      CONSECO, INC. AND SUBSIDIARIES
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                                                                   Exhibit 11.2
             COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED

                                                                       Years ended December 31,
                                                                   ----------------------------------
                                                                   1994          1993            1992
                                                                   -----         ----            ----
Weighted average primary shares outstanding                    26,348,122     29,244,849      29,478,600
Incremental common equivalent shares:
    Related to options and employee stock plans based
      on market price at end of period                              4,493         53,966         124,708
    Related to convertible preferred stock                      4,506,611      4,196,370            -
                                                             ------------   ------------    ------------
Weighted average fully diluted shares outstanding              30,859,226     33,495,185      29,603,308
                                                             ============   ============    ============

Net income for fully diluted earnings per share:

    Net income as reported                                   $150,398,000   $297,016,000    $169,461,000

    Elimination of income as if warrants to purchase
      common stock of an affiliate and certain
      subsidiaries of Partnership I were exercised                  -              -          (3,962,000)
                                                             ------------   ------------    ------------
      Adjusted net income                                     150,398,000    297,016,000     165,499,000

    Less preferred stock dividends                                  -         (3,178,000)     (5,500,000)
                                                             ------------   ------------    ------------
Net income for fully diluted earnings per share              $150,398,000   $293,838,000    $159,999,000
                                                             ============   ============    ============
Net income per fully diluted common share                           $4.87          $8.77           $5.40
                                                                    =====          =====           =====
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